Exhibit 99.1

Nevro Reports Fourth Quarter and Full Year 2016 Financial Results and Provides 2017 Outlook

Redwood City, Calif., February 23, 2017 - Nevro Corp. (NYSE: NVRO), a global medical device company that is providing innovative evidence-based solutions for the treatment of chronic pain, today reported financial results for the three months and full year ended December 31, 2016.

2016 Accomplishment & Highlights:

•	Achieved revenue of $228.5 million for the full year 2016, an increase of 228% as reported, over the prior year
o	U.S. revenue of $173.3 million for 2016, an increase of 612% over the prior year
o	International revenue of $55.2 million for 2016, an increase of 26% in constant currency and 22% on an as-reported basis, both over the prior year
•	Achieved revenue of $70.5 million in the fourth quarter of 2016, an increase of 113% as reported, over the same period of the prior year
o	U.S. revenue of $56.0 million for the fourth quarter of 2016, an increase of 183% over the same period of the prior year
o	International revenue of $14.5 million in the fourth quarter of 2016, an increase of 12% in constant currency and 9% on an as-reported basis, both over the same period of the prior year
•	Received U.S. Food & Drug Administration (FDA) approval for Surpass™ surgical leads for the Senza® Spinal Cord Stimulation (SCS) System
•	Raised gross proceeds of $172.5 million in public offering of convertible senior notes due 2021 before underwriting discounts and commissions and expenses
•	Publication of the 24-month SENZA-RCT results in Neurosurgery, the official Journal of the Congress of Neurological Surgeons
•

Presented three-month data on twenty patients from Upper Limb and Neck (ULN) feasibility study, showing an 83% responder rate in upper limb pain and 75% responder rate in neck pain, demonstrating the continued robustness of HF10™ therapy

Fourth Quarter Financial Results

Revenue for the quarter ended December 31, 2016 was $70.5 million versus $33.1 million during the same period of the prior year, representing 113% growth as reported. U.S. revenue for the three months ended December 31, 2016 was $56.0 million, representing 183% growth as reported. International revenue was $14.5 million, representing growth of 12% in constant currency and 9% on an as-reported basis. The increase in revenue was primarily attributable to the continued adoption of the Senza system.

Gross profit for the fourth quarter of 2016 was $48.8 million, representing a 69% gross margin, up from $20.4 million, representing a 61% gross margin, in the same period of the prior year.  Gross margins increased year-over-year primarily due to fundamental cost improvements.

Operating expenses for the fourth quarter of 2016 were $55.1 million compared to $33.5 million in the same period of the prior year, representing an increase of 65%. The increase in operating expenses was driven primarily by increased headcount and related personnel costs, marketing programs, and clinical trial and development expenses.

Loss from operations for the fourth quarter of 2016 was $6.3 million compared to $13.1 million for the same period of the prior year.

Revenue Guidance for Full Year 2017

Nevro projects worldwide revenue for 2017 to be in the range of $310 to $320 million.

Webcast and Conference Call Information

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Individuals interested in listening to the conference call may dial (877) 201-0168 for domestic callers, or (647) 788-4901 for international callers (Conference ID: 65198382), or access the webcast on the “Investors” section of the company’s web site at: www.nevro.com/investors.

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain. Nevro has developed and commercialized the Senza spinal cord stimulation (SCS) system, an evidence-based neuromodulation platform for the treatment of chronic pain. The Senza system is the only SCS system that delivers Nevro's proprietary HF10 therapy. Senza, HF10, Nevro and the Nevro logo are trademarks of Nevro.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements with respect to our business, capital resources, revenue projections, strategic initiatives and growth, reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including continuing adoption of, and interest in, Senza in the U.S. and international markets; our plans for continued commercialization of Senza; our progress towards becoming a leader in Neuromodulation; our positioning for sustained success; and our expectations for worldwide revenue for the full year 2017. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party payor reimbursement for our products; our ability to effectively manage our anticipated growth; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These factors, together with those that are described in greater detail in our Annual Report on Form 10-K that we expect to file on February 23, 2017, as well as any reports that we may file with the SEC in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Our results for the full year and quarter ended December 31, 2016 are not necessarily indicative of our operating results for any future periods.

Investor Relations Contact:

Nevro Investor Relations

Katherine Bock

(650) 433-3247

ir@nevro.com

Nevro Corp.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(unaudited)
Revenue	$70,531	$33,124	$228,504	$69,606
Cost of revenue	21,692	12,771	75,433	28,120
Gross profit	48,839	20,353	153,071	41,486
Operating expenses:
Research and development	11,276	5,874	33,729	21,382
Sales, general and administrative	43,832	27,623	142,423	82,471
Total operating expenses	55,108	33,497	176,152	103,853
Loss from operations	(6,269)	(13,144)	(23,081)	(62,367)
Other income (expense):
Interest income (expense), net	(1,780)	(463)	(4,709)	(2,157)
Other income (expense), net	(1,193)	16	(1,097)	(1,741)
Loss on extinguishment of debt	—	—	(1,268)	—
Loss before income taxes	(9,242)	(13,591)	(30,155)	(66,265)
Provision for income taxes	583	600	1,623	1,166
Net loss	(9,825)	(14,191)	(31,778)	(67,431)
Changes in foreign currency translation adjustment	283	13	(163)	(178)
Changes in unrealized losses on short-term investments, net	(44)	(70)	(340)	(74)
Net change in other comprehensive loss	239	(57)	(503)	(252)
Comprehensive Loss	$(9,586)	$(14,248)	$(32,281)	$(67,683)
Net loss per share, basic and diluted	$(0.34)	$(0.51)	$(1.12)	$(2.54)
Weighted average shares used to compute net loss per share, basic and diluted	28,817,333	28,003,957	28,485,003	26,581,890

Nevro Corp.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,	December 31,
	2016	2015

Assets
Current assets
Cash and cash equivalents	$41,406	$87,036
Short-term investments	234,951	106,634
Accounts receivable, net	52,818	22,522
Inventories, net	85,221	62,430
Prepaid expenses and other current assets	5,895	4,009
Total current assets	420,291	282,631
Property and equipment, net	7,132	5,794
Other assets	2,354	1,852
Restricted cash	806	906
Total assets	$430,583	$291,183
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$16,162	$21,887
Accrued liabilities and other	26,036	14,502
Total current liabilities	42,198	36,389
Long-term debt	138,140	19,740
Other long-term liabilities	1,211	462
Total liabilities	181,549	56,591
Stockholders’ equity
Common stock, $0.001 par value, 290,000,000 shares authorized, 28,886,862 and 28,143,573 shares issued and outstanding at December 31, 2016 and 2015, respectively	29	28
Additional paid-in capital	470,869	424,147
Accumulated other comprehensive loss	(678)	(175)
Accumulated deficit	(221,186)	(189,408)
Total stockholders’ equity	249,034	234,592
Total liabilities and stockholders’ equity	$430,583	$291,183

SOURCE Nevro Corp.